UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 7, 2013

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 7, 2013, HeartWare initiated a voluntary field correction advising healthcare professionals to inspect the driveline connector housing of the HVAD® Pump during routine clinic visits. A small number of events (11 of approximately 2900 implants) have been confirmed where the rear portion of the HVAD Pump’s driveline connector housing becomes partially or fully separated from the front portion of the driveline connector after extended use. In the unlikely event of a separation, a repair may be necessary. If left unattended, electrical connection to the controller could be affected and a VAD stop alarm could result. None of the confirmed events have resulted in harm to the patient.

In the event of a separation, hand tightening of the connector housing may be sufficient as a temporary measure; however, healthcare professionals are instructed to contact HeartWare to arrange for an inspection and permanent repair by a HeartWare Clinical Engineer. No product replacement or exchange is required.

As indicated in the Instructions for Use (IFU) and Patient Manual, patients should not pull, kink or twist the driveline or the power cables, as these actions may damage the driveline.

Manufacturing process changes designed to prevent recurrence of this event are being implemented. The field correction is not expected to have a significant impact on the Company’s financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: February 7, 2013	By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President and General Counsel